Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	($ in millions, except per share amounts)
Railway operating revenues:
Coal	$701	$899	$2,222	$2,608
General merchandise	1,425	1,439	4,477	4,191
Intermodal	567	551	1,657	1,576
Total railway operating revenues	2,693	2,889	8,356	8,375

Railway operating expenses:
Compensation and benefits	724	736	2,234	2,240
Purchased services and rents	403	403	1,186	1,191
Fuel	379	385	1,182	1,186
Depreciation	230	217	683	641
Materials and other (note 1)	226	210	661	704
Total railway operating expenses	1,962	1,951	5,946	5,962

Income from railway operations	731	938	2,410	2,413

Other income - net	33	60	93	121
Interest expense on debt	124	114	366	339

Income before income taxes	640	884	2,137	2,195

Provision for income taxes:
Current	97	159	522	345
Deferred	141	171	279	414
Total income taxes (note 2)	238	330	801	759

Net income	$402	$554	$1,336	$1,436

Earnings per share (note 3)
Basic	$1.26	$1.61	$4.12	$4.09
Diluted	1.24	1.59	4.07	4.03

Weighted average shares outstanding (note 4)
Basic	317.7	343.2	322.9	349.8
Diluted	321.8	349.0	327.4	355.6

See accompanying notes.

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	($ in millions)

Net income	$402	$554	$1,336	$1,436
Other comprehensive income, before tax:
Pension and other postretirement benefits	33	28	97	85
Other comprehensive loss of equity investees	-	-	(4)	-
Other comprehensive income, before tax	33	28	93	85
Income tax expense related to items of other
comprehensive income	(13)	(11)	(38)	(33)
Other comprehensive income, net of tax	20	17	55	52

Total comprehensive income	$422	$571	$1,391	$1,488

See accompanying notes.

Norfolk Southern Corporation and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
	2012	2011
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$693	$276
Short-term investments	15	25
Accounts receivable – net	1,078	1,022
Materials and supplies	236	209
Deferred income taxes	144	143
Other current assets	33	76
Total current assets	2,199	1,751

Investments	2,315	2,234
Properties less accumulated depreciation of $9,859 and
$9,464, respectively	25,260	24,469
Other assets	66	84

Total assets	$29,840	$28,538

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,260	$1,092
Short-term debt	-	100
Income and other taxes	150	207
Other current liabilities	362	252
Current maturities of long-term debt	52	50
Total current liabilities	1,824	1,701

Long-term debt	8,428	7,390
Other liabilities	2,018	2,050
Deferred income taxes	7,803	7,486
Total liabilities	20,073	18,627

Stockholders’ equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 316,043,185 and 330,386,089 shares,
respectively, net of treasury shares	317	332
Additional paid-in capital	1,909	1,912
Accumulated other comprehensive loss	(971)	(1,026)
Retained income	8,512	8,693
Total stockholders’ equity	9,767	9,911

Total liabilities and stockholders’ equity	$29,840	$28,538

See accompanying notes.

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended
	September 30,
	2012	2011
	($ in millions)
Cash flows from operating activities:
Net income	$1,336	$1,436
Reconciliation of net income to net cash provided by operating activities:
Depreciation	688	646
Deferred income taxes	279	414
Gains and losses on properties and investments	(4)	(30)
Changes in assets and liabilities affecting operations:
Accounts receivable	(56)	(222)
Materials and supplies	(27)	(43)
Other current assets	43	60
Current liabilities other than debt	183	402
Other – net	34	101
Net cash provided by operating activities	2,476	2,764

Cash flows from investing activities:
Property additions	(1,522)	(1,433)
Property sales and other transactions	47	70
Investments, including short-term	(14)	(88)
Investment sales and other transactions	37	246
Net cash used in investing activities	(1,452)	(1,205)

Cash flows from financing activities:
Dividends	(467)	(432)
Common stock issued – net	77	95
Purchase and retirement of common stock (note 4)	(1,150)	(1,611)
Proceeds from borrowings – net	1,291	396
Debt repayments	(358)	(592)
Net cash used in financing activities	(607)	(2,144)

Net increase (decrease) in cash and cash equivalents	417	(585)

Cash and cash equivalents:
At beginning of year	276	827

At end of period	$693	$242

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest (net of amounts capitalized)	$297	$296
Income taxes (net of refunds)	536	121

See accompanying notes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS:

1.                  MATERIALS AND OTHER

During the first quarter of 2011, NS received an unfavorable ruling for an arbitration claim with an insurance carrier, and was denied recovery of the contested portion ($43 million) of the claim.  As a result, NS recorded a $43 million charge during the first quarter of 2011 for the receivables associated with the contested portion of the claim and a $15 million charge for other receivables affected by the ruling for which recovery was no longer probable.

2.                  INCOME TAXES

During the second quarter of 2011, the Internal Revenue Service (IRS) completed its examination of NS' 2008 tax return and review of certain claims for refund for prior years that resulted in a decrease in income tax expense of $40 million.  Also during the second quarter of 2011, three states enacted tax law changes that decreased deferred income tax expense by $19 million.

3.                  EARNINGS PER SHARE

For basic earnings per share, income available to common stockholders reflects reductions for the effect of dividend equivalent payments made to holders of stock options and restricted stock units as follows:  for the third quarter, $3 million in 2012 and $2 million in 2011; and for the first nine months, $7 million in 2012 and $6 million in 2011.

For diluted earnings per share, income available to common stockholders reflects reductions for the effect of dividend equivalent payments made to holders of stock options and restricted stock units as follows:  for the third quarter, $1 million in 2012 and less than $1 million in 2011; and for the first nine months, $3 million in 2012 and $2 million in 2011.

4.                  STOCK REPURCHASE PROGRAM

NS repurchased and retired 16.5 million shares of Common Stock in the first nine months of 2012, at a cost of $1.2 billion, and 23.8 million shares at a cost of $1.6 billion for the same period of 2011.  On August 1, 2012, NS’ Board of Directors authorized the repurchase of up to an additional 50 million shares of Common Stock through December 31, 2017.  The timing and volume of purchases is guided by management's assessment of market conditions and other pertinent factors.  Any near-term share repurchases are expected to be made with internally generated cash, cash on hand, or proceeds from borrowings.  Since the beginning of 2006, NS has repurchased and retired 126.1 million shares at a total cost of $7.4 billion.